                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, For Use of the Commission
                                                Only (as Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Applied Graphics Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5)  Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

(3)  Filing party:

     ---------------------------------------------------------------------------

(4)  Date Filed:

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

                                      LOGO

                        28 WEST 23RD STREET, 11TH FLOOR
                            NEW YORK, NEW YORK 10010

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 1997

                            ------------------------

To our stockholders:

     Notice is hereby given that the 1997 annual meeting of stockholders of Applied Graphics Technologies, Inc. will be held at the corporate offices of Applied Graphics Technologies, located at 28 West 23rd Street, 11th Floor, New York, New York 10010, on Monday, May 19, 1997, at 10:00 a.m., local time, for the following purposes:

          1. to elect eight directors of the Company for terms expiring at the 1998 annual meeting of stockholders; and

          2. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 4, 1997 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          MARTIN D. KRALL
                                          Secretary

Dated: April 18, 1997

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                            APPLIED GRAPHICS LOGO

                        28 WEST 23RD STREET, 11TH FLOOR
                            NEW YORK, NEW YORK 10010
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1997
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Graphics Technologies, Inc. (the "Company") for use at the 1997 annual meeting of stockholders to be held at the corporate offices of the Company, located at 28 West 23rd Street, 11th Floor, New York, New York 10010, on Monday, May 19, 1997, at 10:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

     The Company is mailing its annual report for the fiscal year ended December 31, 1996, together with this proxy statement and the enclosed proxy to stockholders entitled to vote at the annual meeting. The annual report does not form any part of the material for the solicitation of proxies.

     The Company will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

     This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about April 18, 1997.

VOTING AND REVOCABILITY OF PROXIES

     A proxy for use at the annual meeting and a return envelope are enclosed. Shares of Common Stock, par value $0.01 per share (the "Common Stock"), represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" the election of the eight director nominees named in the proxy. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any such matters properly come before the annual meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Applied Graphics Technologies, Inc., 28 West 23rd Street, 11th Floor, New York, New York 10010, Attention: Corporate Secretary.

VOTING PROCEDURE

     All holders of record of the Common Stock of the Company at the close of business on April 4, 1997 will be eligible to vote at the annual meeting. Each holder of Common Stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of April 4, 1997, there were 14,349,683 shares of Common Stock outstanding.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (as hereinafter defined) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies which abstain, as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares (a "broker non-vote") on Proposal 1, those shares will not be treated as present and entitled to vote for purposes of determining the approval of Proposal 1.

                               SECURITY OWNERSHIP

     The information set forth on the next page regarding beneficial ownership of the Common Stock has been presented in accordance with rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of Common Stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days from April 4, 1996 through the exercise of any stock option or other right.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 4, 1997, information regarding the beneficial ownership of the Common Stock by each director and each nominee to the Board of Directors, each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation," each beneficial owner of more than 5% of the Company's Common Stock and all directors and executive officers of the Company as a group.

                                                            AMOUNT AND NATURE OF     PERCENT OF
             NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP      CLASS(6)
    ------------------------------------------------------- --------------------     -----------
    Applied Printing(1)(2).................................       8,635,000              60.2%
    Fred Drasner(1)........................................              --                --
    Melvin A. Ettinger(3)..................................          40,000                 *
    Diane Romano(3)........................................          45,000                 *
    Louis Salamone, Jr.(3).................................          25,000                 *
    Scott A. Brownstein(3).................................          45,000                 *
    Georgia L. McCabe(3)...................................          28,000                 *
    Martin D. Krall(3).....................................          20,000                 *
    John R. Harris(3)......................................          12,250                 *
    Edward H. Linde(4).....................................          22,250                 *
    Howard Stringer(4).....................................          22,250                 *
    Linda J. Wachner(4)....................................          32,250                 *
    All directors and executive officers as a group (11
      persons)(5)..........................................       8,922,000              62.2%

---------------
 *  Represents holdings of less than 1%.

(1) Applied Printing Technologies, L.P. ("Applied Printing") is a limited partnership in which Mr. Drasner is a minority limited partner and Mr. Zuckerman beneficially owns the remaining limited partnership interests, and Mr. Zuckerman is the sole stockholder of the corporate general partner and a corporate limited partner. Messrs. Zuckerman and Drasner comprise the board of directors of the corporate general partner of Applied Printing. Mr. Zuckerman is the sole stockholder of the corporate general partner and therefore can change at any time the members of the board of directors of that entity. Consequently, Mr. Zuckerman indirectly will be able to determine the outcome of all matters submitted to a vote of the Company's stockholders, including election of the members of the Board of Directors, amendment of the Certificate of Incorporation and consummation of a merger, sale of substantially all of the Company's assets or other significant corporate transactions. The address of Applied Printing is 77 Moonachie Avenue, Moonachie, New Jersey 07074.

(2) Shares shown are reported on a Schedule 13D dated April 26, 1996 filed with the Securities and Exchange Commission. Voting power with respect to such shares is held by Mr. Zuckerman.

(3) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(4) Includes 12,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of this Proxy Statement.

(5) Includes 244,000 shares of Common Stock issuable upon options exercisable within 60 days of the date of this Proxy Statement.

(6) Percentage of ownership of Common Stock is based on 14,349,683 shares of Common Stock outstanding on the date of this Proxy Statement. For each beneficial owner, shares of Common Stock subject to options exercisable by such beneficial owner within 60 days of the date of this Proxy Statement are deemed outstanding for purposes of computing the percentage ownership of such beneficial owner.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

NOMINEES FOR ELECTION AS DIRECTORS

     The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company provide that the Board of Directors is to be elected at the annual meeting of the stockholders. The number of directors of the Board is currently fixed at eight.

     If elected, the director nominees will serve a one-year term to expire at the 1998 annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. The Board of Directors has nominated eight incumbent directors for election to the Board:
Mortimer B. Zuckerman, Fred Drasner, Melvin A. Ettinger, Martin D. Krall, John
R. Harris, Edward H. Linde, Howard Stringer and Linda J. Wachner.

     Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board of Directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

     Biographical information concerning each of the nominees and directors continuing in office is presented below.

                      NOMINEES FOR ELECTION FOR 1997 TERM

                                                                                   DIRECTOR
    NAME                                                                   AGE      SINCE
    ---------------------------------------------------------------------  ---     --------
    Mortimer B. Zuckerman................................................  59        1996
    Fred Drasner.........................................................  54        1995
    Melvin A. Ettinger...................................................  55        1996
    Martin D. Krall......................................................  56        1996
    John R. Harris.......................................................  48        1996
    Edward H. Linde......................................................  55        1996
    Howard Stringer......................................................  55        1996
    Linda J. Wachner.....................................................  51        1996

     Mortimer B. Zuckerman, Chairman of the Board of Directors, has been the Chairman and co-owner of Boston Properties, Inc., a national real estate development and management company, since 1970. He has been the Chairman of U.S. News & World Report, L.P. and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, and Chairman of The Atlantic Monthly Company since 1980. Mr. Zuckerman also serves as a director of Snyder Communications, Inc.

     Fred Drasner, Chairman, Chief Executive Officer and a director of the Company, has been the Chief Executive Officer of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, the President of U.S. News & World Report L.P. from 1985 to February 1997 and Chief Executive Officer of U.S. News & World Report, L.P. since 1985, the Chairman and Chief Executive Officer of Applied Printing since 1986, and the Vice-Chairman and Chief Executive Officer of The Atlantic Monthly Company since 1986. Mr. Drasner also was senior counsel to Shaw, Pittman, Potts & Trowbridge until his resignation in April 1996. Mr. Drasner also serves as a director of Snyder Communications, Inc.

     Melvin A. Ettinger, Vice Chairman, Chief Operating Officer and a director of the Company, served as President and Chief Executive Officer of Xerox Graphics Systems, which conducts research and development of products to replace film, from January 1994 to March 1996. He also served as Senior Vice President of Sun Chemical Corporation and President and Chief Executive Officer of its subsidiary, Polychrome Corporation, a supplier of lithographic plates, from May 1990 to January 1994.

     Martin D. Krall, Executive Vice President, Chief Legal Officer, Secretary and a director of the Company, has been since January 1995 Executive Vice President and the Chief Legal Officer of the Daily News, L.P., Applied Printing, The Atlantic Monthly Company, and U.S. News & World Report, L.P. Prior to 1995, Mr. Krall was a partner in the law firm of Shaw, Pittman, Potts & Trowbridge where he was a member of the Management Committee from 1978 to 1994, and Vice-Chairman of such Committee from 1991 to 1994. From 1995, Mr. Krall also was senior counsel to Shaw, Pittman, Potts & Trowbridge until his resignation in April 1996.

     John R. Harris has been a Vice President at Electronic Data Systems Corp. ("EDS") since 1996 where he is responsible for marketing and strategy. From 1989 to 1996, he served as a Vice President of the Communications Industry Group at EDS where he was responsible for four business units directed toward wireline, wireless, media and interactive services markets.

     Edward H. Linde has been the President, Chief Operating Officer and co-owner of Boston Properties, Inc., a national real estate development and management company, since 1970. Mr. Linde also serves as the Chairman of the Massachusetts Government Land Bank.

     Howard Stringer is the Chairman and Chief Executive Officer of Tele-TV, a joint venture among NYNEX, Pacific Telesis and Bell Atlantic to provide home video delivery through telephone lines. Before joining Tele-TV, Mr. Stringer was President of CBS/Broadcast Group from 1988 to 1995 where he oversaw all broadcast operations, including news, sports, entertainment, and network-owned stations.

     Linda J. Wachner has been a director, President and Chief Executive Officer of The Warnaco Group, Inc. since 1987 and the Chairman of the Board of The Warnaco Group since August 1991. Ms. Wachner also serves as a director of the Travelers Group Inc. and the Chairman and Chief Executive Officer of Authentic Fitness Corporation.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held four meetings during the Company's 1996 fiscal year. During fiscal year 1996, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period he or she served as a director and the total number of meetings held by each committee of the Board on which he or she served (during the period for which he or she served).

     The Company's Board of Directors currently has a standing Audit Committee and a standing Compensation Committee.

     The Audit Committee, which met one time during fiscal year 1996, currently consists of Ms. Wachner and Messrs. Krall and Stringer. The Committee is responsible for recommending to the full Board of Directors the selection of the Company's independent public accountants, reviewing the scope of the plans and the results of the audit engagement, reviewing the independence of the public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of the Company's internal accounting controls and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements.

     The Compensation Committee, which held three meetings during fiscal year 1996, currently consists of Ms. Wachner and Messrs. Zuckerman, Harris and Stringer. The Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers and administering the Company's stock option plans.

     Directors who are not also employees of the Company receive from the Company $1,000 for each Board or Committee meeting attended and reimbursement of expenses incurred in attending meetings. In addition,

Ms. Wachner and Messrs. Linde, Stringer and Harris are eligible to participate in the Company's Non-Employee Directors Non-Qualified Stock Option Plan and received grants of options to purchase 25,000 shares of Common Stock in April 1996 at an exercise price equal to the initial public offering price and vesting ratably over two years. Messrs. Drasner, Ettinger and Krall are eligible to participate under the Company's 1996 Stock Option Plan. Messrs. Ettinger and Krall were granted options to purchase 200,000 and 100,000 shares of Common Stock, respectively, at an exercise price equal to the initial public offering price, which vest over five years. Mr. Zuckerman is not eligible to participate in either plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the other five most highly compensated executive officers for fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                               ------------
                                         ANNUAL COMPENSATION                      AWARDS
                            ----------------------------------------------     ------------
                                                              OTHER ANNUAL      SECURITIES       ALL OTHER
NAME AND PRINCIPAL          FISCAL                  BONUS     COMPENSATION      UNDERLYING      COMPENSATION
POSITION                     YEAR      SALARY($)     ($)          ($)           OPTIONS(#)          ($)
--------------------------  ------     --------     -----     ------------     ------------     ------------
Fred Drasner, Chairman and   1996                    --         $265,000(1)            --              --
Chief Executive Officer
Melvin A. Ettinger, Vice     1996      $262,500(2)   --                           200,000          $3,870(3)
Chairman and Chief
Operating Officer
Diane Romano, President      1996      $250,000(4)   --         $ 33,382(5)       225,000              --
Scott A. Brownstein,         1996      $225,000(4)   --               --          225,000              --
Executive Vice President
and General Manager,
Digital Imaging Services
Division
Georgia L. McCabe, Senior    1996      $198,400(4)   --               --          140,000              --
Vice President of
Marketing and Business
Development, Digital
Imaging Services Division
Louis Salamone, Jr.,         1996      $140,000(6)   --               --          125,000              --
Senior Vice President and
Chief Financial Officer

------------------------
(1) Of such total amount, Mr. Drasner received $25,000 per month from the Company from May through December 1996, and received $25,000 per month from January through April 1996 through his partnership interest in Applied Printing. Of the amounts received through his partnership interest in Applied Printing, 65% was allocated as compensation for services rendered to the divisions that became the Company upon the initial public offering of the Company's Common Stock.

(2) Mr. Ettinger received compensation from April to December 1996 based on annual salary of $350,000.

(3) The amount shown represents life insurance premiums paid on a policy in Mr. Ettinger's name.

(4) Such amount includes payments from Applied Printing from January through April 1996 for services to the divisions of Applied Printing that became the Company upon the initial public offering of Common Stock.

(5) The amount shown represents partial reimbursement of apartment rent paid by the Company for a residence in New York City maintained partially for the Company's benefit and the reimbursement for a leased automobile and automobile insurance.

(6) Mr. Salamone served as a consultant to the Company from April 1996 to June 1996 when he commenced his full-time position as Chief Financial Officer. He received compensation from June to December 1996 based on an annual salary of $240,000.

    STOCK OPTION GRANTS IN FISCAL YEAR 1996

     The following table sets forth information concerning all stock options granted during 1996 to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                         --------------------------------------------------------             VALUE
                                        % OF TOTAL                                   OF ASSUMED ANNUAL RATES
                         NUMBER OF       OPTIONS                                          OF STOCK PRICE
                         SECURITIES     GRANTED TO                                   APPRECIATION FOR OPTION
                         UNDERLYING    EMPLOYEES IN    EXERCISE OR                           TERM(5)
                          OPTIONS      FISCAL YEAR      BASE PRICE     EXPIRATION    ------------------------
NAME                     GRANTED(1)      1996(2)       ($/SHARE)(3)     DATE(4)          5%           10%
-----------------------  ----------    ------------    ------------    ----------    ----------    ----------
Melvin A. Ettinger.....    200,000         8.2%           $12.00         4/12/06     $1,509,347    $3,824,982
Diane Romano...........    225,000         9.3%           $12.00         4/12/06     $1,698,015    $4,303,105
Scott A. Brownstein....    225,000         9.3%           $12.00         4/12/06     $1,698,015    $4,303,105
Georgia L. McCabe......    140,000         5.8%           $12.00         4/12/06     $1,056,543    $2,677,487
Louis Salamone, Jr.....    125,000         5.1%           $12.00         4/12/06     $  943,342    $2,390,614

---------------
(1) One-fifth of each option vests on each of the first, second, third, fourth and fifth anniversary of the option grant date. Upon a change in control of the Company, all previously unvested options will vest and become immediately exercisable.

(2) Percentage of total options granted to Employees is based upon options to acquire 2,429,000 shares of Common Stock granted during 1996.

(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or in a combination of cash and shares.

(4) The term of each option may not exceed ten years.

(5) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Common Stock.

     The following table sets forth information concerning the number and value of unexercised stock options at December 31, 1996. No options were exercisable during 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                                 AT FISCAL YEAR END              AT FISCAL YEAR END
                    NAME                     EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
    -------------------------------------  ------------------------------     -------------------------
    Melvin A. Ettinger...................            --/200,000                     --/$3,425,000
    Diane Romano.........................            --/225,000                     --/$3,853,125
    Scott A. Brownstein..................            --/225,000                     --/$3,853,125
    Georgia L. McCabe....................            --/140,000                     --/$2,397,500
    Louis Salamone, Jr...................            --/125,000                     --/$2,140,625

EXECUTIVE EMPLOYMENT CONTRACTS

     Effective April 1996, the Company entered into employment agreements with each of Mr. Ettinger, Ms. Romano, Mr. Salamone, Mr. Brownstein and Ms. McCabe. The term of each agreement is two years, contains a non-compete provision applicable during the term and provides for salary per year of $350,000,

$250,000, $240,000, $225,000 and $198,400, respectively, a discretionary bonus and options to purchase Common Stock in the amounts indicated in the table above.

COMPENSATION PLANS AND OTHER ARRANGEMENTS

     To promote the long-term growth of the Company and its subsidiaries, the Company has adopted the plans described below. The provisions of the plans are intended to conform to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Stock Option Plan

     General. The purpose of the Company's Revised 1996 Stock Option Plan (the "Stock Option Plan") is to provide employees of the Company and affiliated entities who have a substantial responsibility for its management and growth with an additional incentive to continue to contribute to the growth and success of the Company by increasing their proprietary interest in the success of the Company.

     Awards under the Stock Option Plan may be made only in the form of stock options (each, an "option"), which may be either incentive stock options or non-qualified stock options. An "incentive stock option" is an option which meets the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") and a "non-qualified stock option" is an option which does not meet the requirements of Section 422 of the Code. To date, only non-qualified stock options have been granted under the Stock Option Plan.

     Shares Subject to the Stock Option Plan. Subject to adjustment as described below, the aggregate number of shares of Common Stock which may be issued upon the exercise of options may not exceed 4,200,000 shares, minus the aggregate number of shares of Common Stock that have been issued pursuant to options granted under the Company's NonEmployee Directors Nonqualified Stock Option Plan. Any portion of the shares reserved for issuance under the Stock Option Plan may be issued pursuant to incentive stock options. Subject to adjustment as described below, the aggregate number of shares which may be granted pursuant to options under the Stock Option Plan to any one participant during the term of the Stock Option Plan is 4,200,000 shares. If all or any portion of any outstanding option expires or is terminated, the Common Stock allocable to the unexercised portion of such option may again be subject to an award under the Stock Option Plan.

     Effective Date and Termination. The Stock Option Plan became effective on April 12, 1996 and will terminate on April 11, 2006. Options granted under the Stock Option Plan will remain outstanding following the termination of the Stock Option Plan and will be exercisable in accordance with their terms.

     Administration and Operation. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the exclusive power to make awards under the Stock Option Plan and to determine when and to whom awards will be granted and the form, amount and other terms and conditions of each award, subject to the provisions of the Stock Option Plan. The Committee has the authority to interpret the Stock Option Plan and any award or agreement made under the Stock Option Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Stock Option Plan, to determine the terms and provisions of any agreements entered into under the Stock Option Plan (that are not inconsistent with the Stock Option Plan), and to make all other determinations necessary or advisable for the administration of the Stock Option Plan. The Committee may delegate its responsibilities under the Stock Option Plan for purposes of determining and administering awards solely to employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act or "covered employees" for purposes of Section 162(m) of the Code.

     Eligibility. Under the Stock Option Plan, any Key Employee of the Company and of any subsidiary who are designated by the Compensation Committee may be granted options under the Stock Option Plan. Key Employees include any consultant, employee, officer or director (other than directors who serve on the Compensation Committee) who may have a substantial effect upon the financial performance of the Company. Employees of affiliated entities may be granted nonqualified stock options. As of March 21, 1997 the Company had approximately 1260 employees.

     Terms and Conditions of Options.

     General. An option granted under the Stock Option Plan is exercisable only to the extent that it is vested on the date of exercise, and no option may be exercisable more than ten years from the option grant date, or five years in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of the Company's stock (a "ten percent stockholder").

     The exercise price per share (the "option price") under each option granted under the Stock Option Plan may not be less than 100% (110% in the case of a ten percent stockholder) of the fair market value of the Common Stock on the option grant date. For options granted on or prior to the closing date of the Company's initial public offering (the "Offering Closing Date"), the fair market value was $12 per share of Common Stock. The Common Stock currently is quoted on the NaSDAQ National Market. For as long as the Common Stock is so quoted, the fair market value of the Common Stock for all purposes of the Stock Option Plan will be the closing price of the Common Stock as reported by the NASDAQ National Market on the option grant date. If there are no sales of shares reported on the option grant date, the fair market value will be deemed equal to the closing price as reported by the NASDAQ National Market for the last preceding date on which sales of Common Stock were reported.

     An option may be exercised, in full or in part, provided that the option is vested and, further provided, that if the option holder is employed by the Company or an affiliated company, the Compensation Committee consents to such exercise. Payment of the exercise price may be made (1) in cash, (2) with the consent of the Compensation Committee, with Common Stock owned by the participant, (3) by delivery to the Company of irrevocable instructions to deliver directly to a broker the stock certificates representing the shares for which the option is being exercised ("option stock") and irrevocable instructions to the broker to sell the option stock and to deliver promptly to the Company the portion of the proceeds equal to the option price or (4) any combination thereof. The value of any Common Stock used to pay the option price or any portion thereof will be the fair market value of Common Stock on the date of exercise.

     In the case of incentive stock options, the aggregate fair market value of the Common Stock (determined on the option grant date) with respect to which incentive stock options are exercisable for the first time during any calendar year may not exceed $100,000.

     Vesting. Options are exercisable only to the extent they are vested. The Compensation Committee may accelerate the vesting of any option in its discretion. Vesting of an option generally will cease on the date that an Option holder terminates employment with the Company or an affiliated entity. If the option holder terminates employment as a result of death or disability, however, the option will become fully vested. The Plan provides that options, whether or not vested, may be forfeited if the option holder engages in (1) conduct related to the option holder's employment for which either civil or criminal penalties may be sought, (2) material violation of the Company's policies, (3) competition with the Company, including solicitation of the Company's employees, or (4) disclosure of the Company's confidential information.

     Termination of Employment. In the case of any incentive stock option granted under the Stock Option Plan, the Compensation Committee will provide that the option will terminate on the date three months (one year, in the event the participant terminates employment by reason of death or disability) after the date on which the participant terminates employment, or, if earlier, ten years after the option grant date (five years in the case of a 10% stockholder). Unless the participant terminates employment by reason of death, non-qualified stock options will terminate 90 days after the termination of employment. In the event a participant terminates employment by reason of the participant's death, the option will terminate one year after the date of the option holder's death. In any event, non-qualified stock options will terminate ten years after the option grant date.

     Corporate Changes; Change of Control. Subject to any required stockholder action, the number of shares of Common Stock subject to each outstanding option and the option price will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the

Common Stock) or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

     Upon the occurrence of an event constituting a "Change of Control" (as defined by the Compensation Committee) any and all outstanding options will become immediately exercisable. The Compensation Committee has defined a "Change of Control" to include (1) the acquisition by a "person" or "group" (other than a person or group affiliated with Mortimer B. Zuckerman) as defined in Section 13(d) of the Exchange Act of 50% or more of the Company's Common Stock, (2) the merger of the Company with another corporation not controlled by Mortimer B. Zuckerman, or (3) the sale of all or substantially all of the Company's assets.

     Amendment of the Stock Incentive Plan and Options. The Board generally may amend the Stock Option Plan from time to time, except that, without the approval of the stockholders of the Company, no revision or amendment may (1) materially increase the benefits accruing under the Stock Option Plan, (2) materially increase the number of shares that may be issued, (3) materially modify the requirements as to eligibility for participation in the Plan as to insiders, (4) change the class of eligible employees, officers, or directors, (5) withdraw administration of the Stock Option Plan from the Compensation Committee or (6) extend the term of the Plan or the period during which any incentive stock option may be exercised. The terms and conditions applicable to any award may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Further, by mutual agreement between the Company and a participant, or under any other present or future plan of the Company, options or other awards may be granted to a participant in substitution and exchange for, and in cancellation of, any awards previously granted to the participant under the Stock Option Plan, or under any future plan of the Company.

     Transferability of Awards. Incentive stock options are not transferable by a participant during the participant's lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Under the Stock Option Plan, non-qualified stock options may be transferred, without payment of consideration, to immediate family members of the option holder or to a trust or partnership for such family members. Except as provided above, nonqualified stock options are not transferable by a participant during the participant's lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution.

     Federal Income Tax Consequences.

     Incentive Stock Options. A participant who holds options will not realize taxable income upon the grant of an incentive stock option. In addition, such a participant generally will not realize taxable income upon the exercise of an incentive stock option. Such a participant's alternative minimum taxable income, however, will be increased by the amount that the fair market value of the option stock (generally determined as of the date of exercise) exceeds the option price of the option.

     If the participant sells the Common Stock acquired upon exercise of an incentive stock option, the tax consequences of the sale (a "disposition") depend upon whether the disposition is qualifying or disqualifying. The disposition of the option stock is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option stock is qualifying, any excess of the sale price of the option stock over the option price of the option will be treated as long-term capital gain taxable to the participant at the time of the sale. If the disposition is not qualifying (a "disqualifying disposition"), the excess of the fair market value of the option stock on the date the option was exercised over the option price will be compensation income taxable to the participant at the time of the disposition, and any excess of the sale price of the option stock over the fair market value of the option stock on the date the option was exercised will be taxed as capital gains.

     Unless a participant engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If a participant engages in a disqualifying disposition, the

Company will be entitled to a deduction equal to the amount of compensation income taxable to the participant.

     Non-Qualified Stock Options. A participant will not realize taxable income upon the grant of a non-qualified stock option. However, when the participant exercises the option, the difference between the option price of the option and the fair market value of the option stock on the date of exercise will constitute compensation income taxable to the participant. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the participant, as long as income taxes are withheld on the participant's compensation income.

Outside Directors Plan

     General. The purpose of the Company's Non-Employee Directors Nonqualified Stock Option Plan (the "Outside Directors Plan") is to assist the Company in attracting and retaining dedicated and qualified persons to serve as outside directors of the Company. All stock options granted under the Outside Directors Plan will be non-qualified options.

     Shares Subject to the Outside Directors Plan. The Company has reserved an aggregate of 4,200,000 shares of Common Stock for issuance pursuant to the exercise of options granted under the Stock Option Plan and the Outside Directors Plan. The aggregate number of shares of Common Stock reserved for issuance under the Outside Directors Plan is subject to adjustment in certain circumstances, which are described below, and will be reduced by the issuance of shares upon the exercise of options.

     Effective Date and Termination. The Outside Directors Plan became effective on April 12, 1996 and will terminate on April 11, 2006. Options granted under the Outside Directors Plan prior to its termination will remain outstanding following the termination of the Outside Directors Plan and will be exercisable in accordance with their terms.

     Administration. The Outside Directors Plan provides that the Board will be responsible for the proper implementation of the Outside Directors Plan, but that the Board may not exercise any discretion with respect to the administration of the Plan.

     Eligibility and Option Grants. No director of the Company who is an employee of the Company or of an affiliated company is eligible to participate in the Outside Directors Plan. Each other director of the Company is an "Outside Director" eligible to participate in the Outside Directors Plan. As of the date of this Proxy Statement, four individuals qualify as Outside Directors under the Outside Directors Plan.

     Each Outside Director who met the eligibility requirements of the Outside Directors Plan on the Offering Closing Date received an option to purchase 25,000 shares of Common Stock effective on such date. Each other eligible Outside Director will receive an option to purchase 25,000 shares of Common Stock on the date and at the time of such person's initial appointment or election to the position of Outside Director. Each eligible Outside Director who has received an initial grant under the Outside Directors Plan also will receive an annual grant of an option to purchase 5,000 shares of Common Stock on each anniversary of the initial grant of an option to such Outside Director.

     Vesting. Options are exercisable only to the extent they are vested. One-half of each initial option granted will vest on the first anniversary of the option grant date, and one-half of the option granted will vest on the second anniversary of the option grant date, provided that the optionee is an Outside Director on such date. Subsequent option grants are fully vested.

     Option Price. The option price for each option granted under the Outside Directors Plan will be determined as of the option grant date. The option price will be equal to the fair market value of one share of Common Stock on the option grant date. The fair market value of an option granted under the Outside Directors Plan is calculated in the same manner as the fair market value of an option granted under the Stock Option Plan, as described above.

     An Outside Director may pay the option price (1) in cash, (2) by the surrender of shares of Common Stock owned by the Outside Director exercising the option and having a fair market value on the date of exercise equal to the aggregate option price or (3) any combination thereof. Shares of Common Stock that are surrendered in payment of the option price will be valued at their fair market value on the date of exercise.

     Term and Limitations on Exercise. Options may be exercised during their term by an Outside Director, in whole or in part, by giving timely written notice to the Company, but only with respect to whole shares of Common Stock. The term of any option granted under the Outside Directors Plan will be ten years from the option grant date. No option may be exercised after the expiration of its term.

     If an Outside Director ceases to be an Outside Director as a result of such Outside Director's death or disability, all outstanding options granted to such Outside Director will vest. The Outside Director (or such Outside Director's estate, in the event of death) may exercise the Outside Director's outstanding options at any time (1) during the 90-day period beginning on the date on which the Outside Director ceases to be an Outside Director or, if later, (2) one year after the death of the Outside Director.

     If an Outside Director ceases to act as such for any reason other than the reasons described in the preceding paragraph, the Outside Director may exercise such Outside Director's outstanding options to the extent vested at any time (1) during the three-month period beginning on the date on which the Outside Director ceases to act as such or, if earlier, (2) until the date on which such outstanding options expire according to their terms.

     Transferability of Options. Options, by their terms, may be transferred by an Outside Director during such Outside Director's lifetime, without payment of consideration, to immediate family members of the option holder or to a trust or partnership for such family members. Except as provided above, options may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution.

     Tax Withholding. To the extent required by applicable federal, state, local or foreign law, a participant under the Outside Directors Plan must make arrangements acceptable to the Company for the satisfaction of any withholding tax obligations that arise by reason of the exercise of an option or any sale of the shares of Common Stock acquired upon exercise of an option. The Company is not required to issue shares of Common Stock until such obligations are satisfied. The Company may permit such obligations to be satisfied by withholding a portion of the shares of Common Stock that otherwise would be issued to an Outside Director upon exercise of the option.

     Corporate Changes; Change of Control. Appropriate adjustments will be made to the option price and the number of shares subject to options under the Outside Directors Plan if there are any changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or consolidations. In the event of a Change of Control (as defined in the description of the Stock Option Plan), each option that has been outstanding for at least six months after the option grant date will become fully vested and exercisable.

     Amendments to the Outside Directors Plan. The Board may from time to time make such changes in and additions to the Outside Directors Plan as it deems proper; provided that, unless such change is authorized by the stockholders of the Company, no change may be made that (1) materially increases the benefits accruing under the Outside Directors Plan, (2) materially increases the total number of shares reserved for issuance pursuant to options granted under the Outside Directors Plan, (3) materially modifies the requirements as to eligibility for participation in the Outside Directors Plan or (4) changes the class of eligible directors. In addition, if and to the extent required by Rule 16b-3, the provisions of the Outside Directors Plan may not be amended more frequently than once every six months unless otherwise required by law and permitted by Rule 16b-3. The termination of the Outside Directors Plan or any change or addition to the Outside Directors Plan shall not, without the consent of any Outside Director who is adversely affected thereby, alter any options previously granted to the Outside Director pursuant to the Outside Directors Plan.

     Federal Income Tax Consequences. An Outside Director will not realize taxable income upon the grant of an option. When the Outside Director exercises the option, however, the difference between the option price of the option and the fair market value of the Common Stock on the date of exercise will constitute compensation income taxable to the Outside Director. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the Outside Director.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
              OF DIRECTORS OF APPLIED GRAPHICS TECHNOLOGIES, INC.
                           ON EXECUTIVE COMPENSATION

     In accordance with the rules of the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company offers this report regarding its executive compensation policy and compensation program for the Chief Executive Officer and other executive officers of the Company in effect for fiscal year 1996. This report, as well as the Performance Graph on page 19, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

     The overall goal of the Compensation Committee is to develop compensation policies and practices which support the attainment of the Company's strategic business objectives, which include growth in stockholder value over time. From the date of the Company's initial public offering through December 31, 1996, the Company's share price increased by over 143%.

     The Compensation Committee intends to review annually compensation levels for the executive officers against the compensation of comparable executives at comparable companies. This review also may compare the Company's short-term and long-term results with the performance of comparable companies.

     The Company's executive compensation program includes a base salary, discretionary annual cash bonuses and long-term incentive compensation in the form of stock options. Overall, these programs are intended to link executive compensation to the Company's performance. Fixed base salaries generally are set at or below competitive levels, with total potential compensation (including bonuses and stock options) targeted at or above competitive levels. The Compensation Committee believes that a substantial portion of total compensation should be tied to the performance of the Company's stock. To encourage equity ownership by the Company's executives and to link executive compensation with increases in stockholder value, the Compensation Committee intends to provide a significant portion of total executive compensation in the form of stock option awards.

     Chief Executive Officer. The Chief Executive Officer received compensation in 1996 of $265,000 for services provided to the Company. Of this amount, he received $25,000 per month from May through December 1996 from the Company, and $25,000 per month from January through April 1996 through his partnership interest in Applied Printing. Of the amounts received through his partnership interest in Applied Printing, 65% was allocated as compensation for services rendered to the divisions that became the Company upon the initial public offering of the Company's Common Stock. The Chief Executive Officer's compensation was determined prior to the Company's initial public offering and the formation of the Compensation Committee. For this reason, the Compensation Committee did not determine the amount of compensation received by the Chief Executive Officer in 1996. The Compensation Committee, however, did review his compensation in February 1997 and determined that the compensation would remain at $25,000 per month. The Compensation Committee believes that the amount of compensation paid to the Chief Executive Officer is reasonable in light of the significant and material contributions of the Chief Executive Officer to the management of the Company's day-to-day business, sales efforts with respect to major customers, negotiations of the Company's major contracts, the development and implementation of the Company's strategic objectives, the management of investor relations, and the identification and negotiation of acquisitions. Although the Chief Executive Officer is eligible to receive stock options under the terms of the Stock Option Plan, the Compensation Committee did not grant stock options to the Chief Executive Officer since the Chief Executive Officer owns a substantial interest in the Company through his limited partnership interest in Applied Printing. The Chief Executive Officer did not receive a bonus in 1996.

     Base Salary of Other Executive Officers. The five most highly compensated executive officers in 1996 received compensation based on written employment agreements executed prior to the Company's initial public offering. Based on such agreements for 1996, the base salaries of such officers were: Vice Chairman and Chief Operating Officer -- $350,000; President -- $250,000; Executive Vice President and General Manager of the Digital Imaging Services Division
("DISD") -- $225,000; Senior Vice President of Marketing and Business Development of DISD -- $198,400; and Senior Vice President and Chief Financial Officer -- $240,000. The Compensation Committee reviewed base salaries in the employment agreements for such executive officers in February 1997 and recommended no changes to the agreements.

     Annual Cash Bonuses of Other Executive Officers. The Company may pay annual cash bonuses to its executive officers. For 1996, no cash bonuses were approved since the stock options granted to the executive officers appreciated in value significantly.

     Long-Term Incentives of Other Executive Officers. Prior to the effective date of the initial public offering, the Compensation Committee approved the grant of stock options to the four most highly compensated officers of the Company, other than the Chief Executive Officer, in the following amounts:
200,000 shares of Common Stock to the Vice Chairman and Chief Operating Officer; 225,000 shares of Common Stock to the President; 225,000 shares of Common Stock to the Executive Vice President and General Manager of DISD; 140,000 to the Senior Vice President of Marketing and Business Development of DISD; and 125,000 shares of Common Stock to the Senior Vice President and Chief Financial Officer. In determining the amount and terms of stock options, the Compensation Committee considers each executive's current performance and anticipated future contributions to the Company's performance. During 1996, the Compensation Committee awarded stock options for 2,429,000 shares to all eligible employees of the Company and affiliated entities, including the executive officers.

     All stock options granted to executive officers in 1996 were nonqualified stock options with an exercise price that was equal to the fair market value of the Common Stock on the date of grant. The options increase in value only to the extent of appreciation in the Company's Common Stock, thereby providing a clear link to enhancement of stockholder value. The stock options of the executive officers vest in increments over a five year period to emphasize the long-term incentive provided by such options.

     Section 162(m) of the Code. Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Company's stock incentive plans currently is excluded from the $1 million limit as "qualified performance-based compensation" under the rules contained in applicable Treasury regulations. None of the Company's executive officers received compensation in 1996 in excess of the limits imposed under
Section 162(m). The Compensation Committee intends to continue to qualify compensation attributable to stock options as "qualified performance-based compensation" within the meaning of Section 162(m).

                                          COMPENSATION COMMITTEE:

                                          Mortimer B. Zuckerman
                                          John R. Harris
                                          Howard Stringer
                                          Linda J. Wachner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

     Mortimer B. Zuckerman, Chairman of the Board of Directors, served on the Compensation Committee during 1996. Mr. Zuckerman beneficially owns the shares of Common Stock owned by Applied Printing, beneficially owns a majority of U.S. News & World Report, L.P. and Daily News, L.P. and is a director and a greater than 10% beneficial owner of common stock of Snyder Communications, Inc. Additionally, Mr. Drasner is a minority limited partner of both Applied Printing and Daily News, L.P. and is a director and a beneficial owner of common stock of Snyder Communications, Inc. The following is a description of certain transactions between the Company and Applied Printing, U.S. News & World Report, L.P., Daily News, L.P. and Snyder Communications, Inc., respectively.

FORMATION OF THE COMPANY

     In preparation for its initial public offering of Common Stock, the Company was incorporated in Delaware in December 1995 and Applied Printing separated its prepress, digital imaging and related businesses (the "transferred businesses") into a single, separately identifiable division as of January 1, 1996. In January 1996, the Company and Applied Printing entered into an Assignment, Assumption and Conveyance Agreement (the "Conveyance Agreement") pursuant to which substantially all of the assets relating to the transferred businesses were transferred, assigned and conveyed by Applied Printing to the Company, in exchange for 9,309,900 shares of Common Stock and the additional consideration of (i) the assumption by the Company of $21.0 million of secured senior indebtedness to Applied Printing's primary institutional lender (the "Institutional Senior Indebtedness") and (ii) the issuance of a $16.0 million promissory note by the Company to Applied Printing (the "Applied Printing Note").

     Upon completion of the initial public offering, the Company used a portion of the net proceeds of the offering to pay in full and discharge the Institutional Senior Indebtedness, as a result of which the security interest of Applied Printing's primary institutional lender was released and terminated, and the assets so transferred, assigned and conveyed to the Company by Applied Printing became free and clear. The Applied Printing Note was paid in full on February 1, 1997.

     The $16.0 million received upon payment of the Applied Printing Note were used to satisfy outstanding indebtedness of Applied Printing to Daily News, L.P., a company which is beneficially owned by Mortimer B. Zuckerman, Chairman of the Board of Directors and Fred Drasner, Chairman and Chief Executive Officer and a director of the Company, and to Mr. Zuckerman personally.

PREPRESS, GRAPHIC AND DIGITAL IMAGING SERVICES FOR AFFILIATES

     The Company has entered into Production Services Agreements with each of U.S. News & World Report, L.P. and Daily News, L.P., pursuant to which it provides a variety of services. The agreement with U.S. News & World Report, L.P. is primarily to provide prepress services and it expires on December 31, 2000, renewable annually thereafter by mutual agreement of the parties. The agreement with Daily News, L.P. to provide prepress services to a New York Daily News periodical commenced in October 1995, was renewed in October 1996 and is renewable annually by mutual agreement of the parties. In addition, an agreement with Daily News, L.P. to provide digital archiving services to the New York Daily News commenced in January 1995 and is for a two-year term. This agreement ended in January 1997, and the Company is currently in discussions with Daily News, L.P. to continue such arrangement. Pursuant to another agreement, the Company provides certain advertising make-up and related graphic services for Daily News, L.P.'s publications. The agreement is for a one-year term that commenced in May 1996 and may thereafter be renewed for additional one-year periods. The Company anticipates that the agreement will be renewed for an additional one year term commencing on May 15, 1997. The Company also performs additional services for U.S. News & World Report, L.P. and Daily News, L.P. on a per project basis. In 1996, the Company received for services performed in 1996 approximately $5,831,000 in total (including amounts paid to divisions of Applied Printing which became the Company upon its initial public offering) and approximately $5,455,000 in total (including amounts paid to the divisions of Applied Printing which became the Company upon its initial public offering) from each of U.S. News & World Report, L.P. and Daily News, L.P., respectively. The Company also performed prepress services on a per project basis for Applied Printing for which it received approximately $324,000 in 1996. The Company believes that the terms under which it provides these services to U.S. News & World Report, L.P., to Daily News, L.P. and to Applied Printing are no less favorable to the Company than those under which it provides these services to similar unaffiliated publications.

SHARED SERVICES AGREEMENTS

     The Company has also entered into shared services agreements with U.S. News & World Report, L.P. and Daily News, L.P. for the period January 1 through December 31, 1996, renewable annually. During 1996, the Company incurred charges of approximately $168,000 from U.S. News & World Report, L.P. for certain legal services and data processing services and approximately $135,000 from Daily News, L.P. for certain legal services specifically related to labor union and collective bargaining issues and for management information services in the form of software programming support, software application support, hardware on desktop workstations, and access to certain applications on Daily News' mainframe computer.

     In each services agreement, the Company is required to pay the stated amounts regardless of the actual use of the services of the affiliate and is also required to pay additional amounts for any non-routine services and any fees, costs or expenses of third parties. The Company believes that this allocation of expenses for the covered services is fair and is less than the cost of obtaining these services from unaffiliated parties or the cost of providing all of these services internally.

     In connection with the formation of the Company, Applied Printing personnel who had performed certain accounting services with respect to operations of Applied Printing's business not included in the transferred businesses became employees of the Company. The Company and Applied Printing entered into an agreement pursuant to which Applied Printing paid the Company for the continued services of five of these employees. Such services were provided to Applied Printing pursuant to an agreement which terminated in December 1996, at the option of the Company. One of these employees expected to spend less than approximately 10%, one expected to spend less than approximately 5% and three of these employees expected to spend approximately one-third of their time performing Applied Printing services. Under this agreement, Applied Printing paid the Company approximately $5,700 per month from mid-April through December 31, 1996, which represents the pro rata share of the total compensation cost of such employees multiplied by the percentage of their time spent on Applied Printing's activities. Applied Printing was required to pay the stated amount without regard to the extent to which Applied Printing used the specified services. The Company believes this allocation of expenses was fair to the Company.

     In addition, in order to obtain the benefits of volume purchasing, the Company utilized in 1996 All Star Purchasing, Inc. ("All Star Purchasing"), a wholly-owned affiliate of Applied Printing, as a joint purchasing agent for the Company, Applied Printing and the publishing affiliates of Mr. Zuckerman. This arrangement is terminable at any time by the Company. Under this arrangement, the Company incurred charges of approximately $137,000 for its allocated portion of the costs of All Star Purchasing. The Company is charged its allocation of the costs of All Star Purchasing in proportion to the relative volume of goods and services purchased by the Company and each of the publishing affiliates of Mr. Zuckerman.

OTHER TRANSACTIONS

     The Company subleases approximately 8,750 square feet of space at the headquarters of U.S. News & World Report, L.P. in Washington, D.C. from U.S. News & World Report, L.P., a limited partnership, a substantial majority of which is beneficially owned by Messrs. Zuckerman and Drasner. Such space is used primarily to perform prepress services for U.S. News & World Report, L.P. The Company believes the lease amounts may be higher than if such space were located in a different building. The amounts incurred by the Company for the lease in fiscal year 1996 totaled approximately $293,000.

     The Company is subleasing from Applied Printing, for a term of two years, expiring in April 1998, that portion of the space it uses at the Applied Printing facility in New York City at a fixed annual payment, which includes charges for occupancy-related and telecommunications services, of approximately $500,000 (without escalation or payment of any other charges). The Company incurred occupancy charges of approximately $375,000 during 1996 with respect to this space. The Company also incurred charges of approximately $14,000 for space at the Oceanside facility of Applied Printing. The Company subleases space from Daily News, L.P. for which the Company incurred charges of approximately $53,000 in 1996. The Company believes that the terms of these lease arrangements are fair and comparable to the amount it would pay to unaffiliated third parties for comparable space.

     Applied Printing provides printing services to the Company on a per project basis. In 1996, the Company incurred charges of approximately $2,810,000 for such services.

     In connection with the initial public offering, executive officers of the Company sometimes traveled by means of an aircraft owned by ZWA, Inc., a corporation beneficially owned by Mr. Zuckerman. In 1996, the Company incurred charges, based on direct operating costs, of approximately $150,000 for such offering-related travel which the Company believes were fair given the scheduling and flexibility advantages derived by the Company and its officers from having access to ZWA's aircraft.

VENDOR AGREEMENT

     The Company is a major purchaser of certain types of products. Because of the dollar amount of the products it purchases, the Company has been in a position to enter into arrangements with vendors pursuant to which the vendors pay rebates and, in some instances, prepay to the Company a rebate based upon a specified dollar volume of products purchased by the Company over a given time period. The Company is entitled to retain the prepaid amount in full if it purchases the stated volume, and would be obligated to repay all or a portion of the amount depending on the difference between the stated volume and the volume actually purchased. In 1995, the Company received prepaid rebates aggregating approximately $3.5 million, approximately $0.8 million of which was earned with respect to volumes purchased in 1995 and approximately $2.7 million of which is earnable based on purchases to be made in 1997 and 1998. The Company expects, through its normal purchasing requirements, to purchase the amounts necessary to earn the rebate prepaid with respect to 1997 and 1998. The Company also received prepaid rebates in March 1996 aggregating approximately $0.9 million, all of which was earned in 1996.

     In connection with this agreement, the vendor's affiliate loaned $15 million to Mr. Zuckerman. The loan, which matures on December 31, 1998, bears interests at the lender's commercial paper rate. If the Company and Applied Printing do not jointly satisfy the cumulative minimum purchase obligations specified in the agreement, Mr. Zuckerman must repay the loan balance in full at that time. These minimum purchase obligations have been satisfied to date, and the Company expects, through its normal purchasing requirements, to continue to exceed such minimum obligation through December 31, 1998. The Company believes that the terms for its purchases of the products covered by this agreement are no less favorable to the Company than those that could be obtained from another vendor.

POTENTIAL AGREEMENT WITH SNYDER COMMUNICATIONS, INC.

     The Company is contemplating entering into an agreement with Snyder Communications, Inc. ("Snyder") to provide prepress services to be used by Snyder in connection with wallboard advertising that Snyder is providing under a separate agreement to U.S. News & World Report, L.P. Mr. Zuckerman and Mr. Drasner are each a director of Snyder and the beneficial owners, in the aggregate, of approximately 26% of Snyder's common stock. Mr. Zuckerman is also the Chairman of U.S. News & World Report, L.P. and Editor-in-Chief of U.S. News & World Report, and Mr. Drasner is also Chief Executive Officer of U.S. News & World Report, L.P., of which he and Mr. Zuckerman are the beneficial owners. The Company believes that the terms of such contemplated agreement would be no less favorable to the Company than those that could be obtained from an unaffiliated prepress customer.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table show the cumulative total stockholder return on the Company's Common Stock compared to the Nasdaq Composite Stock Index and a self-constructed peer group index for the periods between April 17, 1996 (the date the Company's Common Stock began trading on the Nasdaq National Market) and December 31, 1996 (the last trading day in fiscal year 1996). The peer group index is composed of Katz Media, CKS Group, Devon Group, Unidigital and Schawk, Inc., all of which are public companies with significant operations in the prepress industry. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization as of the beginning of each period. The graph assumes $100 was invested on April 17, 1996 in (1) the Company's Common Stock, (2) the Nasdaq Composite Stock Index and (3) the peer group index, and assumes reinvestment of dividends.

                                  [LINE GRAPH]

------------------------------------------------------------------------------------------------
                                        4/17/96         6/28/96         9/30/96         12/31/96
------------------------------------------------------------------------------------------------
Applied Graphic Technologies, Inc.      $100.00         $118.69         $111.21         $217.76
Peer Group                              $100.00         $105.29         $ 79.48         $ 96.73
Nasdaq Composite Index                  $100.00         $105.72         $109.46         $115.18
-----------------------------------------------------------------------------------------------

     The Nasdaq Composite Stock Index has been selected as a broad equity market index. The peer group identified above was selected because the Company believes that such group represents companies whose primary operations are in the prepress industry. The Company performs certain other services such as, digital image archiving and dub and ship services, and provides on-site prepress facilities management services that the peer group may not perform. The Company believes, however, that since approximately 75% of it's 1996 revenues were from prepress services and approximately 90% were from prepress services and on-site prepress facilities management service, the peer group selected provides a meaningful basis for comparison.

                            INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP has acted as the Company's independent accountants since October 1996. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions. Until September 1996, Coopers & Lybrand L.L.P. acted as the independent public accountant for the Company and its predecessor, Applied Printing. On September 27, 1996, and effective on October 1, 1996, the Audit Committee of the Board of Directors recommended and approved the replacement of Coopers & Lybrand L.L.P. by Deloitte & Touche LLP as the independent public accountants for the Company. The independent auditors' reports for each of the past two fiscal years were unqualified. The Company had no disagreements with the former accountants during the two most recent fiscal years or the subsequent interim period ended September 30, 1996, on any matter of accounting principle, financial statement disclosure or auditing scope of procedure.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the Common Stock and other equity securities of the Company. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. In 1996, the Company received Section 16(a) reports and written representations that certain reports were not required. Based upon a review of that information, the Company believes that (a) Forms 3 were filed 10 days after the effective date of the Company's initial public offering for those people and entities who were, at the effective date of the offering, members of the Board of Directors, executive officers and the beneficial owner of more than 10% of the Company's Common Stock, and (b) a Form 3 for Mr. Louis Salamone, Jr. was not filed, although the information required by that form was included on a Form 5.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Pursuant to rules of the Securities and Exchange Commission, in order for stockholder proposals to be presented at the 1998 annual meeting of stockholders, such proposals must be received by the Secretary of the Company at the Company's principal office in New York, New York no later than December 12, 1997.

                                          By Order of the Board of Directors,

                                          MARTIN D. KRALL
                                          Secretary

Dated: April 18, 1997

     STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL
               IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                      APPLIED GRAPHICS TECHNOLOGIES, INC.

                         PROXY/VOTING INSTRUCTION CARD

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APPLIED GRAPHICS TECHNOLOGIES, INC. FOR THE ANNUAL MEETING ON MAY 19, 1997

     The undersigned appoints Martin D. Krall, Melvin A. Ettinger and Louis Salamone, Jr., and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Applied Graphics Technologies, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 1997, and at any adjournment or postponement thereof, as indicated on the reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, ELECTION OF DIRECTORS.

                     (Continued and to be dated and signed on the reverse side.)


                     Applied Graphics Technologies, Inc.
                     P.O. Box 11271
                     New York, NY 10203-0271

1. Election of Directors

FOR all nominees       / /     WITHHOLD AUTHORITY       / /    *EXCEPTIONS  / /
listed below                   to vote for all
                               nominees listed below


Nominees: Mortimer B. Zuckerman, Fred Drasner, Melvin A. Ettinger, Martin D. Krall, John R. Harris, Edward H. Linde, Howard Stringer and Linda J. Wachner.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions____________________________________________________________________

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                                If you plan to attend
                                                meeting, please check here  / /

                                                Change of Address and or
                                                Comments Mark Here          / /

                        The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.


                        Dated: __________________________________________, 1997


                        _______________________________________________________
                                              Signature

                        _______________________________________________________
                                              Signature


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)

                                              VOTE MUST BE INDICATED
                                              (X) IN BLACK OR BLUE INK.     / /